Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 06/15/2021 03:04 PM
Original ID: 2019-000879198
Amendment ID: 2021-003238373

Profit Corporation
Articles of Amendment

1. Corporation name:

VirExit Technologies, Inc.

2. Article number(s) X is amended as follows:

**Article number(s) is not your filing ID number. Example: 2000-000123456*

1. Designation and Amount. There shall be a series of Convertible Preferred Stock designated as Series K Preferred Stock," and the number of shares constituting such series shall be 2,000,000.

CONTINUED ON ATTACHED EXHIBIT A

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 05/10/2021
(Date – mm/dd/yyyy)

RECEIVED
JUN 15 2021
SECRETARY OF STATE
WYOMING

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature]
(May be executed by Chairman of Board, President or another of its officers.)

Date: 05/10/2021
(mm/dd/yyyy)

Print Name: James C. Katzaroff

Title: President

Contact Person: Jennifer Abney

Daytime Phone Number: 713-877-8333

Email: jennifer@sonfield.com

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- ☑ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ☑ Please submit one **originally signed** document.
- ☑ **Typical processing time is 3-5 business days** following the date of receipt in our office.
- ☑ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article.
- ☑ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

EXHIBIT A

SERIES K PREFERRED STOCK

of

VIREXIT TECHNOLOGIES, INC.

1. Designation and Amount. There shall be a series of Convertible Preferred Stock designated as "Series K Preferred Stock," and the number of shares constituting such series shall be 2,000,000. Such series is referred to herein as the "Series K Preferred Stock", the per share liquidation value is one-tenth of a dollar ($0.01) ("Liquidation Value") and the amount to be represented in stated capital for each share of Series K Preferred Stock shall be $.001.

2. Dividends. The holders of the Series K Preferred Stock shall not be entitled to receive dividends.

3. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of shares of Series K Preferred Stock shall be entitled to participate with any notes or accounts payable in all the remaining assets of the Corporation available for distribution up to the Liquidation Value of $0.01 per share ratably with the holders of notes or accounts payable. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Section 3, shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation.

4. Voting Rights and Redemption by the Corporation. No holder of the Series K Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Corporation for their vote, waiver, release, or other action, except as may be otherwise expressly required by law and the shares of Series K Convertible Stock are not redeemable.

5. Conversion Provisions.

(a) Periodic Conversion. The Holder shall have the right from time to time beginning on the date which is one hundred twenty (120) days following the date of this Designation of Series K Preferred Stock to convert any or all of the outstanding shares of Series K Preferred Stock into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Corporation into which such Common Stock shall hereafter be changed or reclassified at the Conversion Ratio (the "Conversion Ratio") determined as provided herein (a "Conversion"); provided, however, that in no event shall the Holder be entitled to convert in any 30 day period any portion of the Series K Preferred Stock of which the number of shares of Common Stock actually owned by the Holder and its affiliates would result in actual ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, actual ownership is not beneficial ownership as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulations 13D-G thereunder. The limitations on conversion as set forth in the section may NOT be waived by the Holder.

(b) Conversion Ratio. The initial "Conversion Ratio" for the Series K Preferred Stock is five hundred (500) fully paid and non-assessable shares of Common Stock. The Conversion Ratio shall be subject to adjustment from time to time as provided in Section 6.

(c) Mechanics of Conversion. Any holder of shares of Series K Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates for such shares of Series K Preferred Stock at the office of the transfer agent for the Series K Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series K Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued.

6. Adjustments to the Conversion Ratio, Certain Protections. The Conversion Ratio shall be subject to adjustment as follows:

(a) Payment of Dividends. In case the Corporation shall (i) pay a dividend or make a distribution in Common Stock, or (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Ratio thereafter shall be determined by multiplying the Conversion Ratio at which such shares of Series K Preferred Stock were theretofore convertible by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately following such action and of which the demonator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification.

(b) Conversion to Smaller Number. In case the Corporation shall combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior thereto shall not be adjusted and shall remain unchanged.

(c) Issuance of Warrants. In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the record date therefor) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock (as determined in accordance with the provisions of paragraph (d) of this Section 6) at the record date therefor (the "Current Market Price"), or in case the Corporation shall issue other securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock deliverable upon conversion or exchange thereof less than the Current Market Price; then the Conversion Ratio in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Ratio therefor shall be equal to the price determined by multiplying the Conversion Ratio at which shares of Series K Preferred Stock were theretofore convertible by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such convertible or exchangeable securities, rights or warrants and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such shares, convertible or exchangeable securities, rights or warrants plus the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock so offered would purchase at the Current Market Price per share of Common Stock (as determined in accordance with the provisions of paragraph (e) of this Section 6. Such adjustment shall be made whenever such convertible or exchangeable securities rights or warrants are issued and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such securities. However upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Ratio pursuant to this paragraph (c), if any such right or warrant shall expire and shall not have been exercised, the Conversion Ratio shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Ratio made pursuant to the provisions of this Section 6 after the issuance of such rights or warrants) had the adjustment of the Conversion Ratio made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

(d) Distribution of Capital Stock. In case the Corporation shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) shares of capital stock (other than Common Stock), evidences of its indebtedness or assets (excluding cash dividends) or rights to subscribe (excluding those referred to in paragraph (b) of this Section 6), then in each such case the number of shares of Common Stock into which each share of Series K Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Series K Preferred Stock was theretofore convertible by a fraction of which the numerator shall be the number of outstanding shares of Common Stock multiplied by the Current Market Price per share of Common Stock (as determined in accordance with the provisions of paragraph (e) of this Section 6) on the date of such distribution and of which the denominator shall be the product of the number of outstanding shares of Common Stock and the Current Market Price per share of Common Stock, less the aggregate fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive, and described in a statement filed with the transfer agent for the shares of Series K Preferred Stock) of the capital stock, assets or evidences of indebtedness so distributed or of such subscription rights. Such adjustment shall be made whenever any such distribution is

made and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution.

(e) Current Market Price. For the purpose of any computation under paragraph (b) and (c) of this Section 6, the Current Market Price per share of Common Stock at any date shall be deemed to be the average of the closing bid price for the thirty consecutive trading days commencing forty-five trading days before the day in question. "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the holders then holding a majority of the then outstanding shares of Series K Preferred Stock if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board of such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported by the OTC Markets Group Inc.. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as determined by the Corporation.

(f) Minimum Adjustment. No adjustment in the Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least 1% in the price then in effect; provided, however, that any adjustments which by reason of this paragraph (e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent.

(g) Entitlement to any Shares. In the event that, at any time as a result of an adjustment made pursuant to paragraph (a) or paragraph (d) of this Section 6, the holder of any share of Series K Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Series K Preferred Stock shall be subject to adjustment from time to time in a manner and on the terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (a) through (e) of this Section 6, and the other provisions of this Section 6 with respect to the Common Stock shall apply on like terms to any such other shares.

(h) Notice to Transfer Agent. Whenever the conversion rate is adjusted, as herein provided, the Corporation shall promptly file with the transfer agent for Series K Preferred Stock, a certificate of an officer of the Corporation setting forth the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. Such certificate shall be conclusive evidence of the correctness of such adjustment. The Corporation shall promptly cause a notice of the adjusted conversion rate to be mailed to each registered holder of shares of Series K Preferred Stock.

7. Protective Provisions.

(a) Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series K Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to affect the conversion of all shares of Series K Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Wyoming, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding shares of Series K Preferred Stock.

(i) If any shares of Common Stock required to be reserved for purposes of conversion of the Series K Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series K Preferred Stock.

(ii) The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series K Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that which the shares of Series K Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(b) Prior Notice of Certain Events. In case:

(i) The Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the than-outstanding shares of Common Stock;

(ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants (other than any rights specified in paragraph (c) of this Section 7);

(iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

(iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then the Corporation shall cause to be filed with the transfer agent for the Series K Preferred Stock, and shall cause to be mailed to the holders of record of the Series K Preferred Stock, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

(c) Class Voting Rights.

(i) So long as the Series K Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of all outstanding Series K Preferred Stock voting separately as a class amend, alter or repeal (by merger or otherwise) any provision of the Articles of Incorporation or the By-Laws of the Corporation, as amended, so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series K Preferred Stock A class vote on the part of the Series K Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock which ranks junior to, or on a parity with, the Series K Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligations of the Corporation.

(ii) For purposes of this designation, all shares of Series K Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing shares of Series K Preferred Stock, all shares of Series K Preferred Stock converted into Common Stock, and (ii) from the date of registration of transfer, all shares of Series K Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

8. Securities Not Registered Under the Securities Act of 1933. Neither the shares of Series K Preferred Stock nor the Common Stock issuable upon conversion thereof has been registered under the Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration. Therefore, each certificate for shares of Series K Preferred Stock and each certificate for Common Stock issued upon the conversion of any shares of Series K Preferred Stock, and each Convertible Preferred Stock certificate issued upon the transfer of any such shares of Series K Preferred Stock or Common Stock (except as otherwise permitted by this Section 8), shall be stamped or otherwise imprinted with a legend in substantially the following form:

"NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES ISSUABLE UPON THEIR CONVERSION (THE "SECURITIES") HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED."

9. Preemptive Rights. The Series K Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.